EXHIBIT 99.1
COVANTA HOLDING CORPORATION REPORTS
2007 THIRD QUARTER RESULTS
REAFFIRMS 2007 GUIDANCE
FAIRFIELD, NJ, October 24, 2007 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three months ended September 30, 2007. Diluted earnings per share grew 19 percent to $0.25 in the third quarter of 2007, which included a net benefit of $0.01 per diluted share from net insurance recoveries relating to a fire at the Company’s SEMASS facility which occurred in the first quarter of 2007. These results compare to diluted earnings per share of $0.21 in the prior year comparative period.
Third Quarter Results
For the three months ended September 30, 2007 total Company operating revenues grew 13 percent to $352 million, up from $311 million in the prior year comparative period.
The Company’s domestic segment’s operating revenues grew by 12 percent to $312 million, driven primarily by construction revenues related to the Hillsborough County facility expansion, revenue from four facilities added to the Company’s portfolio this year, and contractual service fee escalation. International revenues of $37 million grew by 32 percent primarily due to higher electricity sales at two facilities located in India.
Adjusted EBITDA at the Company’s principal subsidiary Covanta Energy Corporation (“Covanta Energy”) was $152 million in the third quarter and total Company Cash Flow Provided by Operating Activities (“Operating Cash Flow”) was $117 million for the same period.
YTD Results
For the nine months ended September 30, 2007, total Company operating revenues rose 9 percent to $1.04 billion. Covanta Energy’s Adjusted EBITDA was $397 million and total Company Operating Cash Flow was $260 million for the year-to-date period.
“We are very pleased with the continued progress during the quarter on our growth initiatives. In the last two months we signed a definitive agreement to design, build and operate a 1,700 metric tonnes per day Energy-from-Waste facility in Dublin, Ireland, and we acquired two Energy-from-Waste facilities and four transfer stations to expand our portfolio in the northeastern United States. At the same time we continue to see improving growth opportunities in all our key markets, driven by higher energy prices and the environmental benefits of Energy-from-Waste,” said Anthony Orlando, President and Chief Executive Officer of Covanta. “We are also pleased with our continued strong operating performance and smooth integration of the businesses we have acquired. This performance is a testament to Covanta’s relentless focus on client service and operational excellence throughout the organization.”

2007 Guidance
The Company is reaffirming its full year 2007 guidance for the following key metrics:
•	Covanta Energy Adjusted EBITDA in the range of $545 million to $565 million;

•	Covanta diluted earnings per share in the range of $0.65 to $0.75; and

•	Covanta’s Operating Cash Flow is in the range of $345 million to $375 million.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 25, 2007 to discuss its results for the three months ended September 30, 2007. Prepared remarks will be followed by a question-and-answer session. To participate, please dial 888-466-4447 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 719-325-2188. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:00 am (Eastern) on Thursday, October 25, 2007 through midnight (Eastern) Thursday, November 1, 2007. To access the replay, please dial 888-203-1112 or 719-457-0820 and use the replay pass code: 2419442. The web cast will also be archived on www.covantaholding.com.
About Covanta
Covanta is an internationally recognized owner and operator of Energy-from-Waste and other renewable energy projects. Covanta’s energy-from-waste facilities convert municipal solid waste into renewable energy for numerous communities, predominantly in the United States. As a premier operator of large-scale Energy-from-Waste facilities, Covanta is proud to offer an environmentally sound solution to communities’ solid waste disposal needs. With over 30 facilities worldwide, Covanta uses municipal solid waste as a fuel to generate clean, renewable energy. Covanta’s modern Energy-from-Waste facilities safely and securely turn 15 million tons of waste into over 8 million megawatt hours of clean, renewable electricity each year and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2006, and in securities filings by Covanta with the SEC.
Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contact:
Gavin Bell
Vice President, Investor Relations & Corporate Communications
Covanta Holding Corporation
973.882.7107
Attachments

Covanta Holding Corporation	Exhibit 1
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006 (A)	2007	2006 (A)
	(Unaudited, in thousands, except per share amounts)

Operating revenues
Waste and service revenues	$212,088	$203,103	$629,039	$607,973
Electricity and steam sales	123,684	104,019	364,165	329,610
Other operating revenues	16,578	3,993	44,495	13,024

Total operating revenues	352,350	311,115	1,037,699	950,607

Operating expenses
Plant operating expenses (B)	187,874	162,211	589,442	524,456
Depreciation and amortization expense	50,540	47,752	147,019	142,987
Net interest expense on project debt	12,501	14,722	40,992	46,013
General and administrative expenses	18,483	17,746	60,704	52,051
Write-down of assets, net of insurance recoveries (B)	—	—	4,925	—
Other operating expenses	11,325	(2,959)	37,498	1,251

Total operating expenses	280,723	239,472	880,580	766,758

Operating income	71,627	71,643	157,119	183,849

Other income (expense)
Investment income	1,963	2,483	8,966	7,801
Interest expense	(16,018)	(26,968)	(51,996)	(82,812)
Loss on extinguishment of debt (C)(D)	(65)	—	(32,071)	(6,795)

Total other expenses	(14,120)	(24,485)	(75,101)	(81,806)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	57,507	47,158	82,018	102,043
Income tax expense	(23,768)	(18,870)	(34,414)	(29,795)
Minority interests	(2,055)	(1,982)	(5,544)	(4,861)
Equity in net income from unconsolidated investments	6,731	4,945	16,153	26,460

Net Income	$38,415	$31,251	$58,213	$93,847

Earnings Per Share:
Basic	$0.25	$0.21	$0.38	$0.65

Weighted Average Shares	153,035	146,418	152,504	145,393

Diluted	$0.25	$0.21	$0.38	$0.64

Weighted Average Shares	154,319	147,266	153,844	146,710

(A)	Certain prior period amounts have been reclassified to conform to current period presentation.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. During the third quarter of 2007, Covanta recorded insurance recoveries of $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

(D)	As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

Covanta Holding Corporation	Exhibit 2
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
	(Unaudited, in thousands)

Net Income — Covanta Holding Corporation	$38,415	$31,251	$58,213	$93,847

Less: Net (Loss) Income — All Other	(2,898)	427	(3,746)	1,476

Net Income — Covanta Energy Corporation	41,313	30,824	61,959	92,371	$99,000 — $114,000

Depreciation and amortization expense	50,499	47,726	146,941	142,926	193,000

Debt service:
Net interest expense on project debt	12,501	14,722	40,992	46,013
Interest expense	14,510	26,968	48,021	82,812
Investment income	(1,031)	(1,771)	(4,632)	(5,905)

Subtotal debt service	25,980	39,919	84,381	122,920	114,000

Income tax expense	21,464	18,406	31,235	28,556	61,000 — 69,000

Other Adjustments: (A)
Change in unbilled service receivables	5,087	4,360	15,278	12,622
Non-cash compensation expense	3,645	1,498	9,766	4,866
Other	1,120	2,443	4,757	7,926

Subtotal other adjustments	9,852	8,301	29,801	25,414	38,000 — 35,000

Write-down of assets, net of insurance recoveries (B)	—	—	4,925	—

Loss on extinguishment of debt (C)(D)	65	—	32,071	6,795	32,000

Minority interests	2,432	2,262	6,160	5,498	8,000

Total adjustments	110,292	116,614	335,514	332,109

Adjusted EBITDA — Covanta Energy Corporation	$151,605	$147,438	$397,473	$424,480	$545,000 — $565,000

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. During the third quarter of 2007, Covanta recorded insurance recoveries of $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

(D)	As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

Covanta Energy Corporation	Exhibit 3
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
	(Unaudited, in thousands)
Cash flow provided by operating activities — Covanta Energy Corporation	$119,450	$118,710	$261,039	$236,670	$345,000 — $375,000

Debt Service	25,980	39,919	84,381	122,920	114,000

Amortization of debt premium and deferred financing costs	2,543	4,025	9,427	14,062	14,000

Other	3,632	(15,216)	42,626	50,828	72,000 — 62,000

Adjusted EBITDA — Covanta Energy Corporation	$151,605	$147,438	$397,473	$424,480	$545,000 — $565,000

Exhibit 4
Covanta Holding Corporation
Statements of Cash Flows Selected Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2007	2006	2007	2006	Estimated 2007
		(Unaudited, in thousands)

Cash Flow Provided by Operating Activities (A)	$117,359	$118,314	$259,897	$234,979	$345,000 — $375,000

Uses of Cash Flow Provided by Operating Activities
Purchase of property, plant and equipment (B)
Capital expenditures associated with SEMASS fire (C)	$(4,942)	$—	$(15,321)	$—
Capital expenditures associated with acquisitions (D)	(3,365)	—	(3,365)	—
All other capital expenditures (E)	(8,908)	(8,896)	(41,545)	(35,693)	(55,000)

Total purchases of property, plant and equipment	$(17,215)	$(8,896)	$(60,231)	$(35,693)

Acquisition of businesses	$(55,816)	$—	$(63,255)	$—
Purchase of equity interest	$—	$—	$(10,253)	$—
Principal payments on project debt	$(7,904)	$(17,603)	$(73,393)	$(86,612)
Principal payments on long-term debt (F)	$(7,763)	$(41)	$(1,168,148)	$(120,080)

(A)	Guidance is only provided for cash flow provided by operating activities for Covanta.

(B)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	During the nine months ended September 30, 2007, Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement is insured under the terms of the applicable insurance policy, subject to deductibles. Covanta cannot predict the timing of when all proceeds under such policy will be received. During the second quarter of 2007, Covanta received $7.3 million in insurance proceeds related to property damage and is included as Property Insurance Proceeds in the investing activities section of Covanta’s statement of cash flows for the nine months ended September 30, 2007. Covanta expects the cost of repair or replacement not recovered, representing deductibles under such policy, will not be material.

(D)	On July 16, 2007, Covanta Energy acquired two biomass energy facilities and a biomass energy fuel management business. In connection with the acquisition, Covanta Energy expects to invest between $15 and $20 million in capital improvements to increase the facilities’ productivity and improve environmental performance. The project to increase the facilities’ productivity and improve environmental performance had been commenced by the seller. Covanta Energy expects to incur such Capital Expenditures for the project during the remainder of 2007 and first half of 2008. Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(E)	Capital expenditures for existing facilities.

(F)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. Covanta has redeemed all of the remaining intermediate subsidiary debt during the second and third quarter of 2007.

Exhibit 5
Covanta Holding Corporation
Components of Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(Unaudited)

Write-down of assets, net of insurance recoveries and tax (A)	$—	$—	$(0.02)	$—

Impact of SEMASS fire, net of insurance recoveries and tax (B)	0.01	—	(0.01)	—

Loss on extinguishment of debt, net of tax (C)	—	—	(0.12)	(0.03)

Philippine Tax Ruling — Cumulative Adjustment (D)	—	—	—	0.05

APB 23 - Cumulative Adjustment (E)	—	—	—	0.07

All other	0.24	0.21	0.53	0.55

Diluted Earnings Per Share	$0.25	$0.21	$0.38	$0.64

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, in the first quarter of 2007, which represented a preliminary estimate of the net book value of the assets destroyed. Based upon additional analysis as the facility is fully restored, Covanta may increase the impairment recorded.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta cannot predict the timing of when it will receive the proceeds under such policies. During the second quarter of 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction and $2.7 million related to clean-up costs. During the third quarter of 2007, Covanta recorded insurance recoveries of $2.0 million related to business interruption losses. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses. Covanta expects the cost of repair or replacement and business interruption losses it does not recover, representing deductibles under such policies, will not be material.

(B)	This amount represents plant operating expenses, net of business interruption insurance recoveries related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

(C)	During January and February 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, in February 2007, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization plan, Covanta recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid for a credit facility refinanced, which was in effect prior to Covanta Energy’s new credit facilities. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of interest rate swap agreements.

As a result of amendments to Covanta Energy’s financing arrangements in May 2006, in the three months ended June 30, 2006, Covanta recognized a loss on extinguishment of debt of $6.8 million, pre-tax, which was comprised of the write-down of deferred financing costs and a call premium paid on the extinguishment.

(D)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon Power, Inc. (“Quezon”) facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit in the quarter ended June 30, 2006 which increased Covanta’s equity in net income from unconsolidated investments by $7 million or 5 cents per diluted share for the three months ended June 30, 2006. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, will be based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(E)	During the quarter ended June 30, 2006, consistent with its strategy to pursue international investment opportunities, Covanta adopted the permanent reinvestment exception under APB 23 with respect to the earnings of its foreign subsidiaries. Pursuant to this election, Covanta now considers foreign earnings to be permanently reinvested and, as a result, Covanta recorded a catch-up, cumulative adjustment in the second quarter of 2006 of $10 million or 7 cents per diluted share to reflect the reversal of the deferred taxes that were accrued over the last two years prior to the election under APB 23.

Exhibit 6
Covanta Energy Corporation
Components of Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
		(Unaudited, in thousands)

Philippine Tax Ruling — Cumulative Adjustment (A)	$—	$—	$—	$7,037

Impact of SEMASS fire (B)	1,762	—	(2,550)	—

All other	149,843	147,438	400,023	417,443

Adjusted EBITDA — Covanta Energy Corporation	$151,605	$147,438	$397,473	$424,480

(A)	Covanta is a minority shareholder in the “Quezon Project Company” that owns the Quezon facility in the Philippines. In June 2006, the Philippine tax authorities issued a ruling clarifying the deductibility of unrealized foreign exchange losses to the Quezon Project Company. As a result, the Quezon Project Company recorded a cumulative deferred income tax benefit in the quarter ended June 30, 2006 which increased Covanta’s equity in net income from unconsolidated investments by $7 million for the three months ended June 30, 2006. The impact of this ruling, on periods subsequent to the quarter ended June 30, 2006, will be based on the fluctuations in the value of the Philippine peso versus the US dollar in those respective periods.

(B)	This amount represents plant operating expenses, net of business interruption insurance recoveries related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Discussion of Non-GAAP Financial Measures
To supplement Covanta’s results prepared in accordance with United States generally accepted accounting principles (“GAAP”), Covanta uses the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, Covanta’s non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
Covanta uses a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of its business. Covanta uses Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in its credit facilities, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of Covanta’s business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of Covanta’s financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. Covanta also uses this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of Covanta’s performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta’s credit facilities. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income for Covanta’s principal subsidiary, Covanta Energy.
Under its credit facilities, Covanta is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect Covanta’s ability to engage in a broad range of activities in furtherance of its business, including making certain investments, acquiring businesses and incurring additional debt. Covanta was in compliance with these covenants as of September 30, 2007. Failure to comply with such financial covenants could result in a default under Covanta’s credit facilities, which default would have a material adverse affect on its financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.50 to 1.00 (which declines for quarterly periods after September 30, 2007), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, Covanta is providing information with respect to Covanta Energy’s Adjusted EBITDA for the three and nine months ended September 30, 2007 and 2006, reconciled for each such period to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP. Covanta is providing similar reconciliations with respect to its guidance for full year 2007 Adjusted EBITDA.
Prior Use of Free Cash Flow
Previously, Covanta has provided annual guidance for Free Cash Flow as a liquidity measure, and through the first quarter of 2007 furnished Free Cash Flow results on a quarterly basis. Free Cash Flow had been used by management as a liquidity measure which provided useful information about the amount of cash flow generated by Covanta available for the repayment of debt and for strategic opportunities, including, among others, investing in the business, making strategic acquisitions and constructing new or expanding existing facilities.
Covanta calculated Free Cash Flow as cash flow provided by operating activities, less purchases of property, plant and equipment (also referred to as “Capital Expenditures”). The amount of Capital Expenditures Covanta has historically incurred were primarily related to maintaining existing operating facilities. However, Covanta’s Capital Expenditures, as calculated and disclosed in accordance with GAAP, can materially increase in certain situations that are outside of the scope of maintaining its existing facilities and do not affect its ability to repay debt or invest in strategic opportunities, including those where we incur Capital Expenditures that are:
•	related to the construction of new facilities or the expansion of existing facilities,

•	incurred directly in connection with the acquisition of new businesses, or

•	reimbursed by third parties or through insurance proceeds.
In addition, with its new capital structure that closed during the first quarter of 2007, Covanta now has greater, but not unrestricted, flexibility to use its cash flow for a variety of purposes. As a result, management has determined that a more clear and useful measure of its cash flow available for the repayment of debt and for strategic opportunities, is cash flow provided by operating activities, which is a GAAP measure. Beginning with the second quarter of 2007, Covanta furnished such information, as well as additional information regarding how it has utilized its cash flow provided by operating activities to repay debt, invest in strategic opportunities, and incur Capital Expenditures.